EXHIBIT 10.8

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of March 21, 2007, by and between RBS North America Services, Inc., a Delaware corporation (the “Company”) and Ellen Alemany (“Executive”) (certain capitalized terms used herein being defined in Section 16).

WHEREAS the Company desires to employ Executive and to enter into this agreement, as amended from time to time, embodying the terms of such employment (the “Agreement”); and

WHEREAS Executive desires to accept such employment and enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

Section 1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period (the “Employment Term”) commencing on the date on which your employment with your current employer terminates (the “Commencement Date”) and ending on the date Executive’s employment terminates pursuant to Section 7.

Section 2. Position.

(a) Position. During the Employment Term, Executive shall serve as Chief Executive Officer of the Company and shall have the title Chief Executive Officer, RBS North America. In such positions, Executive shall have such duties and authority as shall be determined from time to time by, and shall report directly to the RBSG Chief Executive, which duties and authority shall be consistent with Executive’s status, title and position. In such positions, Executive shall have primary management authority for the Company and all existing and new RBSG businesses in North America. In the event of Executive’s incapacity, the Company shall be entitled to appoint one or more persons to act jointly with Executive. In addition, during the Employment Term, the Company will cause Executive to serve as a member of the RBSG Executive Management Committee and any replacement or successor committee.

(b) Location. During the Employment Term, Executive will be based within a 50 mile radius of New York, New York or in Stamford, Connecticut. Executive shall not be required to reside for an extended period of time outside the U.S. without Executive’s consent, but Executive acknowledges that her employment will require domestic and international travel appropriate to her duties and responsibilities.

(c) Best Efforts. During the Employment Term, Executive agrees to (i) devote Executive’s full business time, skill and energy to the performance of Executive’s duties hereunder; (ii) to use Executive’s best efforts to perform faithfully and efficiently Executive’s duties hereunder complying with the Company Group’s written rules, policies, code of conduct as varied from time to time and made available to Executive and obeying all reasonable and lawful directions given by or under the authority of the Board; and (iii) not to engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that, Executive may engage in charitable and community activities and may manage her personal investments provided that such activities do not materially interfere with the performance of her duties hereunder or conflict with the conditions of her employment, and subject to the prior written approval of RBSG Chief Executive, Executive may serve on the Board of Directors of any charitable organization provided that such activities do not materially interfere with the performance of Executive’s duties hereunder or conflict with the conditions of her employment.

(d) Secondment. Executive agrees to reasonably consider secondment to the employment of any member of the Company Group. Any such secondment may be for a fixed period (which may be extended by the Company according to business requirements, and may apply to all of Executive’s employment duties or only some of them. Notwithstanding the foregoing, Executive will not be required to perform any services which Executive cannot reasonably be expected to perform or which are not commensurate with Executive’s skills and experience or which are inconsistent with Executive’s duties, status, title and position. During any period of secondment, (i) Executive will continue to receive Executive’s Base Salary, Pension Amount and Employee Benefits and will continue to be eligible to receive bonuses and equity awards as provided herein, (ii) will remain subject to the terms of this Agreement except as otherwise provided in any secondment agreement agreed to by Executive, (iii) the Company will pay Executive “tax equalization” payments during any period of secondment and (iv) the Company will promptly pay or reimburse Executive for the cost of all travel and suitable lodging during any period of secondment in accordance with its travel policy for executives.

Section 3. Cash Remuneration.

(a) Base Salary. Company shall pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $2.5 million per annum, payable in arrears in substantially equal installments not less frequently than monthly, in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s Base Salary as may be determined from time to time in the sole discretion of the RBS Group Remuneration Committee.

(b) Additional Payment. Company shall pay Executive an annual cash amount in lieu of participation in the executive retirement plan or any other pension plan (the “Pension Amount”) equal to 35% of Base Salary, payable in arrears in substantially equal installments not less frequently than monthly, in accordance with the Company’s usual salary payroll practices. Executive shall be entitled to such increases in Executive’s Pension Amount as reflect any increases to Executive’s Base Salary as may be determined from time to time in the sole discretion of the RBSG Group Remuneration Committee.

Section 4. Incentive Compensation.

(a) GEMC Annual Incentive Plan. Executive shall be eligible to participate in the GEMC Annual Incentive Plan and any substitute or successor plan for the GEMC, in accordance with the terms thereof as in effect from time to time. The target bonus (the “Target Bonus”) opportunity under the Annual Incentive Plan will be 250% of Base Salary and the maximum bonus opportunity under the Annual Incentive Plan will be 300% of Base Salary, subject to performance.

(b) Executive Long-Term Incentive Plans. Executive shall, at the absolute discretion of the RBSG Remuneration Committee, be eligible to participate in the executive long-term incentive plans as may be operated by the Company from time to time to the same extent as other executives of RBSG, including the Medium-term Performance Plan and Executive Share Option Plan (or Executive Share Option Scheme, as applicable).

Section 5. Employee Benefits, Vacation and Perquisites.

(a) Employee Benefits. Executive shall be provided employee benefits (including profit sharing plan participation and life, health, accident and disability insurance) as in effect from time to time (collectively, “Employee Benefits”) on the same basis as Employee Benefits are generally made available to other executives of the Company based in the United States. Employee Benefits shall start on the Commencement Date.

(b) Vacation. Executive shall also be entitled to six (6) weeks annual vacation, in accordance with the Company’s vacation policies, pro rated for any partial year.

(c) Perquisites. Executive shall be provided such perquisites and fringe benefits as are generally made available to other executives of the Company based in the United States.

(d) Reimbursement of Business Expenses. Reasonable, customary and necessary travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.

Section 6. Staff Dealing. Executive is subject to the Company’s Staff Dealing rules (and divisional rules where applicable) which may require prior permission be obtained before Executive is permitted to deal in most types of securities transactions. Requests must be submitted in writing on the appropriate Company form. The Company also operates a closed period during which Executive will not be permitted to deal in RBSG shares. Failure to abide by these rules will constitute serious misconduct and may lead to criminal proceedings and/or termination of Executive’s employment for Cause. Details of the Company’s Staff Dealing rules are contained in the Company Group compliance manual (known as the Group Regulatory Risk Policy Handbook) and any local compliance manual.

Section 7. Termination.

(a) For Cause by the Company.

(i) Executive’s employment hereunder may be terminated at any time without prior notice by the Company for Cause.

(ii) If Executive is terminated for Cause, Executive shall be entitled to receive Executive’s Base Salary and Pension Amount through the date of termination. All other benefits due Executive following termination of Executive’s employment pursuant to this Subsection 7(a) shall be determined in accordance with the Company’s plans, policies and practices then in effect.

(b) Death, Retirement or Disability.

(i) Executive’s employment hereunder shall terminate upon Executive’s death or Retirement. Upon termination for death or Retirement, Executive shall receive Executive’s Base Salary and Pension Amount, at the rate in effect at the time of Executive’s death or Retirement, through the end of the month in which Executive’s death or Retirement occurs.

(ii) Executive’s employment hereunder shall terminate in the event of Executive’s Disability. Upon termination of Executive’s employment hereunder for Disability, Executive shall be entitled to receive Executive’s Base Salary and Pension Amount through the date on which Executive is first eligible to receive payment of long-term disability benefits under the Company’s employee benefit plans as then in effect.

(iii) All other benefits due Executive following Executive’s termination for death, Retirement or Disability shall be determined in accordance with the Company’s plans, policies and practices then in effect.

(c) Without Cause by the Company. The Company may terminate Executive’s employment for any reason other than Cause, Disability, Retirement or death upon twelve (12) months prior written notice pursuant to Section 7(e) hereof. Upon a termination by the Company for any reason other than Cause, Disability, Retirement or death, the Company may, in its sole discretion, either pay to Executive within 30 days of Executive’s termination a lump sum in cash equal to Executive’s then Base Salary and Average Bonus in lieu of complying with such Notice Period requirement, or place Executive, during the Notice Period, on paid garden leave as described below (“Garden Leave”). During any period of Garden Leave under this Section 7(c) or under Section 7(d):

(i) Executive will remain an employee of the Company and will continue to be paid Executive’s then Base Salary and Average Bonus and continue to be eligible for Employee Benefits;

(ii) As an employee on Garden Leave, Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Board and as are consistent with Executive’s title, status and position, including duties to assist the Company with Executive’s transition from the Company and maintaining the Company’s business, business relationships, and goodwill. In addition, as an employee Executive will continue to be bound by all fiduciary duties and obligations owed to the Company and required to comply with all written Company policies and the provisions of this Agreement. The Company reserves the right to suspend any of Executive’s duties and powers and to relocate Executive’s office to Executive’s personal residence for all or part of Executive’s Notice Period;

(iii) Executive will be reasonably available upon notice and during normal business hours to answer questions and provide advice to the Company, if requested, and must be available for work in accordance with clause (ii) above, provided that the Company is not obliged to provide Executive with any work;

(iv) Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or of any Subsidiary or Affiliate of the Company;

(v) Executive will not be permitted to work for any other organization or on Executive’s own behalf without the Company’s prior written consent;

(vi) All other terms and conditions of Executive’s employment (both express and implied) and of this Agreement will remain in full force and effect until the end of the Notice Period; and

(vii) All payments under this Section 7(c) shall be subject to Executive’s execution, delivery and non-revocation of a release in a form substantially identical to the release attached hereto as Exhibit A.

(d) Termination by Executive. Executive may terminate Executive’s employment for any reason (other than for Good Reason) effective six (6) months following Executive’s delivery of written Notice of Termination to the Board (a “Resignation”). Upon receipt of such notice, the Company may, in its sole discretion, either pay to Executive the Notice Waiver Amount in lieu of requiring Executive to comply with such Notice Period requirement or, place Executive, during the Notice Period, on Garden Leave on the terms and conditions set forth in Section 7(c). All payments under this Section 7(d) shall be subject to Executive’s execution, delivery and non-revocation of a release in a form substantially identical to the release attached hereto as Exhibit A.

(e) Notice of Termination and Notice Period. Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with the relevant subsection of Section 7 and Section 15(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, to the extent applicable.

(f) Other Agreements. Executive agrees (i) that termination of employment hereunder for any reason will be deemed an immediate resignation by Executive as a member of any board of directors of or other position with the Company or any member of the Company Group and (ii) to take such action as the Company or any member of the Company Group deems reasonably necessary or desirable to evidence such resignation, and hereby irrevocably authorizes the Company to appoint a Person in Executive’s name and on Executive’s behalf to sign any documents and do any things necessary to effect such resignation should Executive fail to do so in a timely manner.

(g) Good Reason.

(i) Executive may resign for Good Reason, in which case Executive’s employment will be terminated forthwith and the Company shall pay and provide by way of liquidated damages a lump sum cash payment equivalent to Executive’s Base Salary and Average Bonus, such payment to be made within 30 days of such resignation for Good Reason.

(ii) If Executive resigns for Good Reason, she shall be considered to have terminated employment as a good leaver by reason of redundancy for purposes of Executive’s entitlement under the Company’s equity plans.

For purposes of this Agreement, “Good Reason” shall mean a substantial diminution or other substantial adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties, or in Executive’s Base Salary, Pension Amount, bonus opportunity, location of work place or reporting relationship as provided in this Agreement, or denial of Executive’s participation in RBSG’s Medium-term Performance Plan and Executive Share Option Plan (or Executive Share Option Scheme, as applicable). Anything herein to the contrary, Executive’s employment shall not be terminated for Good Reason unless she provides written notice to the Company stating the basis of such termination and the Company fails to cure the action or inaction that is such basis within 30 days of receipt of such notice.

(iii) All payments under this Section 7(g) shall be subject to Executive’s execution, delivery and non-revocation of a release in a form substantially identical to the release attached hereto as Exhibit A.

(h) In the case of any of the foregoing terminations pursuant to this Section 7, Executive or her estate shall be entitled to receive:

(i) any earned but unpaid amounts as of the date of termination, including, but not limited to, the Base Salary through the date of termination, reimbursement for business expenses in the normal course in accordance with the Company’s policies and any bonus and other incentive awards actually awarded and due, but not yet paid, as of the date of termination;

(ii) any compensation previously deferred by Executive in accordance with the rules in place at the time of deferral;

(iii) accrued but unpaid vacation days through the date of termination; and

(iv) other payments and benefits, if any, in accordance with the terms of the Company’s or any Company Group’s plans and programs in which Executive participates.

(i) Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earliest of (i) six months and one day after Executive’s date of termination, (ii) Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest, penalties and additional tax, and the initial payment or provision of benefit shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 7(i). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

Section 8. Non-Competition, Non-Solicitation.

(a) Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and the other members of the Company Group and accordingly agrees that during the Employment Term and the Restricted Period, neither Executive nor any person or enterprise controlled by Executive will become a stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage directly or indirectly in any enterprise which competes with the Company or any member of the Company Group in any business in which the Company or any of its or any member of the Company Group is engaged on the date the Restricted Period begins in any geographic territory in which the Company or any member of the Company Group does business on the date the Employment Term ends. Notwithstanding the foregoing, nothing in this Section 8 shall prohibit Executive’s ownership of less than two percent (2%) of the outstanding shares of the stock or other equity of any company engaged in any business, which shares or other equity are regularly traded on a national securities exchange or in any over-the-counter market or the provision of services to a subsidiary, division or affiliate of a competitive business if such subsidiary, division or affiliate is not itself engaged in a competitive business and Executive does not provide services to, or have any responsibilities regarding, the competitive business.

(b) Non-Solicitation of Employees. Executive agrees that, at any time during the Employment Term and during the Restricted Period, Executive shall not, directly or indirectly,

whether for Executive’s account or for any other person or entity hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person (“Covered Employee”) who was employed by the Company or any member of the Company Group at any time within one year prior to the time of the act of solicitation (and who, in the case of the Restricted Period following the Employment Term, was also employed by the Company or any of its Subsidiaries or Affiliates on the date the Restricted Period begins); provided, however, that general solicitation through advertisement or search firms shall not violate this provision so long as no Covered Employee is hired or employed as a result of such general solicitation. Executive further agrees not to otherwise interfere with the relationship between any Covered Employee person and the Company. Anything to the contrary notwithstanding, the Company agrees that Executive shall not be deemed in violation of this subsection 8(b) if an entity with which Executive is associated hires or engages any employee of the Company or any of its subsidiaries, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(c) Non-Interference with Customers and Vendors. Executive agrees that during the Employment Term and the Restricted Period, Executive shall not, directly or indirectly, whether for Executive’s account or for any other person or entity, solicit or otherwise have any contact with, whether or not initiated by Executive, any person or entity who is a customer or vendor of the Company or any of its Subsidiaries or Affiliates (and who, in the case of the Restricted Period, was also a customer or vendor of the Company or any of its Subsidiaries or Affiliates on the date the Employment Term ends), to transact business similar to that in which the Company or any member of the Company Group was engaged on the date the Restricted Period begins; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.

(d) Company Property.

(i) All reports, files, notes, memoranda, e mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of Executive’s employment (whether during or after) are and shall remain the sole property of the Company or the appropriate member of the Company Group and, following Executive’s termination of employment, to the extent within Executive’s possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.

(ii) Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Company Group, all other property of the Company (including, but not limited to, company car, credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) or of any member of the Company Group in Executive’s possession or under Executive’s control and Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

(iii) Anything to the contrary notwithstanding in this subsection 8(d), Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, files containing personal materials and phone books, (ii) copies of information showing her compensation or relating to reimbursement of expenses, (iii) copies of information that she reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company.

(e) Representation. Executive shall not, following the termination of Executive’s employment with the Company, represent Executive or hold Executive out as being in any way connected with the business of the Company Group.

(f) Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 and in Section 9 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 9. Confidentiality; Publicity. Executive must (whether during or after Executive’s employment with the Company) treat the business plans of the Company and any member of the Company Group and any proprietary or confidential information received during the course of or as a result of Executive’s employment about or provided by any third party as strictly confidential.

(a) Confidential Information. Executive may not at any time (whether during Executive’s employment or after its termination) disclose to any unauthorized person, firm or corporation or use or attempt to use for Executive’s own or any other person, firm or corporation’s advantage, any confidential information relating to the business affairs or trade secrets of the Company or any member of the Company Group, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of Executive’s employment (“Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company Group contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, Intellectual Property, research activities and any Company Group information which may be deemed to be commercially or price sensitive in nature. It also includes, again without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.

(b) No Copies. Executive is not permitted to make any copy, abstract, summary or précis of the whole or any part of any document belonging to a member of the Company Group unless Executive has been authorized to do so by the Company, and shall not at any time use or permit to be used any such items otherwise than for the benefit of the Company.

(c) Exclusions. The provisions of this Section 9 shall not apply:

(i) to information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;

(ii) the discharge by Executive of her duties hereunder or where Executive’s use or disclosure of the information has otherwise been properly authorized by the Company;

(iii) to any information which Executive discloses in accordance with applicable public interest disclosure legislation;

(iv) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information; or

(v) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

(d) Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Company Group including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company Group and all other matters relating to such customers, clients or suppliers and connections.

(e) Reasonableness. Executive agrees that the undertakings set forth in this Section 9 and in Section 10 are reasonable and necessary to protect the legitimate business interests of the Company Group both during, and after the termination of, Executive’s employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.

Section 10. Intellectual Property. All Intellectual Property which Executive develops or produces in the course of Executive’s employment duties, or which Executive derives from any material produced by Executive or any other employee of the Company in the course of their employment duties, will be owned by the Company absolutely. Executive agrees, at the Company’s expense, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to achieve this. Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 10.

Section 11. Certain Agreements.

(a) Data Protection. Executive undertakes to become familiar herself with the Company’s Data Protection policy, procedures and accountabilities. Executive acknowledges any breach of these procedures may be deemed to constitute Cause.

(b) Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about Executive as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.

(c) Credit Data. The Company reserves the right to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during Executive’s employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to Executive’s personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise Executive’s right of access to such records.

(d) Indebtedness. For the reasons referred to above, the Company expects Executive to manage Executive’s personal finances responsibly. The Company requires that Executive draw to the attention of Executive’s direct report any serious debt or significant financial difficulties that Executive may have, including those which result in court action being taken against Executive.

Section 12. Remedies. The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of Executive’s failure to observe any of Executive’s obligations of Sections 8, 9 or 10 of this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action, without the necessity of posting bond. Employee also acknowledges that the remedies afforded the Company pursuant to this Section 12 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief.

Section 13. No Conflicts. Executive represents and warrants to the Company that on the Commencement Date, to the best of Executive’s knowledge, Executive’s acceptance of employment with, and performance of Executive’s duties for, the Company will not conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or understanding to which Executive is, or was, a party or of which Executive is aware and that there are no restrictions, covenants, agreements or limitations on Executive’s right or ability to enter into and perform the terms of this Agreement. Executive further represents and warrants to the Company that she has no knowledge that she has breached any Citigroup requirement with respect to restrictions imposed on Citigroup confidential information. Moreover, Executive understands and agrees that if the Company requests Executive to perform a particular assignment which Executive reasonably believes would require her to disclose confidential or proprietary information of Citigroup, Executive may so advise RBSG Chief Executive and such assignment shall be transferred to another employee so as to prevent Executive’s inadvertent disclosure of any confidential or proprietary information of Citigroup.

Section 14. Dispute Resolution; Mediation and Arbitration. Except as provided in the last sentence of this Section 14, to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including any right to a jury trial. The Company and Executive agree that any dispute between or among them or their Subsidiaries, Affiliates or related entities arising out of, relating to or in connection with this Agreement or Executive’s employment with the Company, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. section 1 et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). Disputes encompassed by this Section include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Commercial Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in New York, New York. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law.

Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 12 hereof.

Section 15. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.

(b) Entire Agreement and Amendments; Survivorship; Strict Construction.

(i) This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(ii) The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(iii) The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the written consent of Executive, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the Company’s rights, entitlements and obligations under this Agreement may be assigned to the to-be-established RBS North America holding company (the “Holding Company”) without the consent of Executive; provided that the Holding Company is the substantive parent entity for all of RBSG’s businesses conducted in North America and the Holding Company assumes the obligations of the Company hereunder.

(f) Offset. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay following the termination of her employment hereunder to anyone other than the Company or any member of the Company Group, effective upon commencement of such substitute employment, Executive shall notify the Company, and the amount of cash compensation to which Executive would otherwise be entitled pursuant to this Agreement shall be reduced (but not below zero) by any such cash compensation provided by Executive’s new employer.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailed by United States registered mail, return receipt requested, postage prepaid or by recognized courier, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, and with a copy to the Secretary of the Royal Bank of Scotland Group plc, 36 St Andrew Square, Edinburgh, EH2 2YB, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(i) Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during, or in any event upon termination of Executive’s employment, deduct from Executive’s remuneration, any monies due by Executive to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and salary paid in respect of excess holidays.

(j) Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or pdf.

(k) Employment at Will. Notwithstanding anything to the contrary contained herein, Executive’s employment with the Company will be at-will. Subject to compliance with the provisions of Section 7, Executive will be free to terminate Executive’s employment with the Company and the Company will be free to terminate Executive’s employment at any time for any reason or no reason. Upon any termination of Employment, whether initiated by Executive or by the Company, Executive will have no rights to any severance or termination payments or benefits except to the extent set forth in Section 7.

Section 16. Defined Terms.

“Affiliate” has the meaning accorded such term under Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on the Commencement Date.

“Agreement” has the meaning set forth in the Recitals.

“Average Bonus” means the average of the highest five (5) annual cash bonuses paid to Executive during the term of her employment with the Company (or 250% of her Base Salary if termination of employment occurs before two annual bonus payments are made).

“Base Salary” has the meaning set forth in Section 3.

“Board” means the Board of Directors of the Company.

“Cause” includes the following conduct by, or situation involving Executive: (i) if Executive willfully commits a material breach of her obligations hereunder (whether by one or several acts or omissions) or repeats or continues after written warning any material breach of her obligations hereunder, or is, in the opinion of the Board, guilty of gross misconduct which brings herself or the Company or any member of the Company Group into disrepute; (ii) if Executive is guilty of dishonesty in the conduct of her duties hereunder, gross incompetence, willful neglect of duty, or of mismanagement of her financial affairs through failure to observe the Company’s rules and procedures for the operation of bank accounts and/or borrowing; (iii) if Executive is found guilty of any felony; (iv) if Executive commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief to insolvent debtors; or (v) if, as the result of any default on the part of Executive, she is prohibited by law from acting as an officer of the Company or any member of the Company Group.

“Commencement Date” has the meaning set forth in Section 1.

“Company” has the meaning set forth in the introductory paragraph of this Agreement, and provided the provisions of Section 15(e) are complied with, shall mean the Holding Company (as defined in Section 15(e) and any successor or permitted assign).

“Company Group” means the Company and each of the Company’s Subsidiaries or Affiliates.

“Confidential Information” has the meaning set forth in Section 9.

“Covered Employee” has the meaning set forth in Section 8.

“Disability” means Executive’s physical or mental incapacitation such that Executive is unable for a period of six (6) consecutive months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform Executive’s duties hereunder.

“Employee Benefits” has the meaning set forth in Section 5.

“Executive” has the meaning set forth in the introductory paragraph of this Agreement.

“Garden Leave” has the meaning set forth in Section 7.

“GEMC” means the Company’s Group Executive Management Committee.

“Intellectual Property” means patents, trade marks, service marks, registered designs (including applications for and rights to apply for any of them), unregistered design rights, trade or business names, copyright, database rights or know how and any similar rights in any country.

“Notice of Termination” has the meaning set forth in Section 7.

“Notice Period” means that period of time specified for prior written Notice of Termination under either Section 7(c) or 7(d), as the case may be.

“Notice Waiver Amount” means a lump sum amount in cash equal to 50% of Executive’s Base Salary and Pension Amount as in effect immediately prior to the date the Notice Period would have otherwise commenced.

“Person” means any individual, corporation, partnership, trust or any other entity or organization.

“RBSG” means the Royal Bank of Scotland Group Plc.

“Resignation” has the meaning set forth in Section 7.

“Restricted Period” means the one year period following the date that Executive ceases employment with the Company; provided that (i) if Executive is placed on paid Garden Leave under Section 7(c), the Restricted Period shall be the one-year Garden Leave period, or (ii) if Executive is placed on paid Garden Leave under Section 7(d), the Restricted Period shall be the six-month Garden Leave period plus six (6) additional months.

“Retirement” means (i) termination of employment at any time after attaining the age of sixty (60), (ii) termination of employment at any time after attaining the age of fifty-five (55) upon twelve (12) months prior written notice by Executive to the Company and with the prior written consent of RBSG Chief Executive which consent will not be unreasonably withheld.

“Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ELLEN ALEMANY

RBS NORTH AMERICA SERVICES, INC.

By:
Name:
Title:

For good and valuation consideration, the receipt and sufficiency of which are hereby acknowledge, the undersigned hereby agrees to the foregoing and hereby agrees to cause the Company or its assigns to perform and pay when due all of its obligations to you hereunder.

ROYAL BANK OF SCOTLAND GROUP PLC

Name:
Title:

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is entered into by Ellen Alemany (“Executive”), in favor of RBS North American Services, Inc. (the “Company”) and each of its Subsidiaries and Affiliates.

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of [            ], 2007 (the “Employment Agreement”);

WHEREAS, Section 7 of the Employment Agreement contemplates certain payments to Executive in the event of the termination of Executive’s employment under certain circumstances (the “Separation Payments”);

WHEREAS, the Separation Payments are conditioned upon Executive’s execution, delivery and non-revocation of a release agreement; and

WHEREAS, Executive wishes to receive the Separation Payments;

NOW, THEREFORE, Executive agrees as follows:

1. Definitions. Capitalized terms used in this Release that are not otherwise defined herein shall have the same meaning as set forth in the Employment Agreement.

2. Release by Executive. For good and valuable consideration, including but not limited to the Separation Payments, Executive releases, discharges, and promises not to sue the Company, any member of the Company Group, and any and all of its and their current or former directors, officers, members, employees (in their capacity as such), agents, successors, and assigns (individually and collectively the “COMPANY RELEASEES”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted, which against the COMPANY RELEASEES, Executive and her heirs, administrators, executors, successors, assigns, and attorneys ever had, now has, or hereafter can, shall, or may have relating to or concerning in any manner (a) the Executive’s employment with the Company and any of its Subsidiaries and Affiliates and (b) the termination of such employment. This includes, without limitation, (i) any claims for compensation, salary, bonus, stock options, equity grants or similar benefit, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit, (ii) any claims under any federal, state, or local law, regulation, or ordinance, including without limitation any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, the New York State Human Rights Law or the New York City Administrative Code, and (iii) any claims under common law. Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release

Company or any Company Releasee from any claims or damages based on (i) any right Executive may have to enforce the Employment Agreement, including to receive the Separation Payments, (ii) any right or claim that arises after the date of this Release, (iii) any right Executive may have to benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of Company or any other member of the Company Group, (iv) Executive’s eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of Company or any other member of the Company Group, or any applicable insurance policy or (v) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive, on the one hand, and the Company or any Company Releasee, on the other hand, are jointly liable.

3. Older Workers Benefit Protection Act Disclosure. Executive recognizes that as part of her agreement to release any and all claims against the COMPANY RELEASEES, she is releasing claims for age discrimination under the Age Discrimination in Employment Act. Accordingly, Executive has a right to reflect upon this Release for a period of twenty-one (21) days before executing it, and has an additional period of seven (7) days after executing this Release to revoke it under the terms of the Older Workers Benefit Protection Act. This Release shall be effective upon the expiration of the seven (7) day revocation period (the “Effective Date”). By her signature below, Executive represents and warrants that she has been advised to consult with an attorney of her own choosing, that she has been given a reasonable amount of time to consider this Release, and that if she signs this Release prior to the expiration of the twenty-one (21) day review period, Executive is voluntarily and knowingly waiving her twenty-one (21) day review period.

4. Indemnification for Claims Filed by Executive. If Executive files a complaint, charge or lawsuit against any of the COMPANY RELEASEES regarding any of the claims released herein, Executive shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any party against whom she has filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the Age Discrimination in Employment Act.

5. Modification. This Release may be modified or amended only by a written instrument duly signed by Executive and an authorized representative of the Company.

6. Controlling Law. This Release shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflict of laws.

7. Entire Agreement. This Release constitutes and contains the complete understanding of Executive and the Company respect to the subject matter addressed in this Release, and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning the subject matter of this Release. This is an integrated document.

IN WITNESS WHEREOF, intending to be legally bound, Executive has caused this Release to be executed as of                  , 20    .

STATE OF	)
) ss.:
COUNTY OF	)

On this      day of             , 20    , before me personally came [                    ], to me known and known to me to be the person described herein and who executed the foregoing Release Agreement, and she duly acknowledged to me that she executed the same.

Notary Public